Exhibit 10.2

TRIMAS CORPORATION

2006 LONG TERM EQUITY INCENTIVE PLAN

(Effective November 1, 2006)

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6.1	Grant of Annual Incentive Awards	17
6.2	Payment of Annual Incentive Awards	17

VII.	CODE SECTION 162(m) AWARDS	17

7.1	Awards Granted Under Code Section 162(m)	17
7.2	Attainment of Code Section 162(m) Goals	18
7.3	Individual Code Section 162(m) Participant Limitations	19

VIII.	NON-EMPLOYEE DIRECTOR COMPENSATION	19

8.1	Annual Retainer and Meeting Fees	19
8.2	Deferral	19
8.3	Change in Deferral Election	19
8.4	Crediting of Deferred Compensation	20
8.5	Earnings Credit	20
8.6	Form and Timing of Distributions	20

IX.	TERMINATION OF EMPLOYMENT OR SERVICES	21

9.1	Options and Stock Appreciation Rights	21
9.2	Restricted Stock and Restricted Stock Units	22
9.3	Performance Awards	23
9.4	Annual Incentive Awards	23
9.5	Other Provisions	23

X.	ADJUSTMENTS AND CHANGE IN CONTROL	23

10.1	Adjustments	23
10.2	Change in Control	24

XI.	MISCELLANEOUS	25

11.1	Partial Exercise/Fractional Shares	25
11.2	Rights Prior to Issuance of Shares	25
11.3	Non-Assignability; Stop Transfer Restrictions; Removal	26
11.4	Securities Laws and Stock Exchange Requirements	26
11.5	Lock-Up Agreement	27
11.6	Corporation’s Repurchase Rights and Restrictions on Shares	28
11.7	Withholding Taxes	28
11.8	Termination and Amendment	28
11.9	Code Section 409A	29
11.10	Effect on Employment or Services	29
11.11	Use of Proceeds	29

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11.12	Severability	29
11.13	Beneficiary Designation	30
11.14	Unfunded Obligation	30
11.15	Approval of Plan	30
11.16	Governing Law	30

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TRIMAS CORPORATION
2006 LONG TERM EQUITY INCENTIVE PLAN
(Effective November 1, 2006)

I.      GENERAL PROVISIONS

1.1          Establishment.

(a)           On November 1, 2006, the Board of Directors (“Board”) of TriMas Corporation (“Corporation”) adopted the TriMas Corporation 2006 Long Term Equity Incentive Plan (“Plan”), subject to the approval of stockholders within twelve (12) months after the Board’s adoption of the Plan.

(b)           As long as the Corporation is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act and is not an investment company registered or required to be registered under the Investment Company Act of 1940, the Corporation intends that all offers and sales of shares pursuant to Awards granted hereunder, shall be exempt from registration under the provisions of Section 5 of the Securities Act, and the Plan shall be administered in a manner to preserve such exemption.  Prior to a Public Trading Date, the Corporation intends for the Plan to constitute a written compensatory benefit plan within the meaning of Rule 701(b) or 17 CFR Section 230.701 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, or any successor Rule.  Prior to a Public Trading Date and unless otherwise specified, Awards granted under the Plan are intended to be granted in reliance on Rule 701 whenever applicable.

1.2          Purpose.  The purpose of the Plan is to (a) promote the best interests of the Corporation and its stockholders by encouraging Employees, Non-Employee Directors and Consultants of the Corporation and its Subsidiaries to acquire an ownership interest in the Corporation by granting stock-based Awards, thus aligning their interests with those of stockholders, and (b) enhance the ability of the Corporation to attract, motivate and retain qualified Employees, Non-Employee Directors and Consultants.  If the shares of the Corporation become publicly traded, it is the further purpose of the Plan to authorize certain Awards that will constitute performance based compensation, as described in Code Section 162(m) and Treasury regulations promulgated thereunder.

1.3          Plan Duration.  Subject to stockholder  approval, the Plan shall become effective on November 1, 2006 and shall continue in effect until its termination by the Board; provided, however, that no new Awards may be granted on or after the tenth (10th) anniversary of the earlier of (a) the date on which the Plan is adopted by the Board, or (b) the date on which the Plan is approved by stockholders.

1.4          Definitions.  As used in this Plan, the following terms have the meaning described below:

(a)      “Account” means an unfunded bookkeeping account in the name of a Non-Employee Director who elects to defer all or a portion of the Non-Employee Director’s annual retainer or meeting fees pursuant to Article VIII.

(b)      “Administrator” means the Board or the Committee, as applicable, responsible for conducting the general administration of the Plan in accordance with Section 1.5 hereof; provided, that in the case of the administration of the Plan with respect to Awards granted to Non-Employee Directors, the term “Administrator” shall refer to the Board.

(c)      “Agreement” means the written document that sets forth the terms of a Participant’s Award.

(d)      “Annual Incentive Award” means an Award that is granted in accordance with Article VI.

(e)      “Award” means any form of Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Annual Incentive Award or other incentive award granted under the Plan, including Restricted Stock Unit Bonus Deferral Awards under Section 4.8, as well as the payment of Non-Employee Director compensation pursuant to Article VIII.

(f)       “Beneficiary” means the person a Participant designates in writing, on a form prescribed by the Corporation, to receive payment from an Account under the Plan after the Participant’s death.  If there is no such designation, or if the designated Beneficiary predeceases the Participant, the Beneficiary shall be the Participant’s spouse, if any, and if none, the Participant’s estate.

(g)      “Board” means the Board of Directors of the Corporation.

(h)      “Cause” means (i) a Participant’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Corporation or its Subsidiaries conduct business; (ii) a Participant’s willful misconduct in the performance of his or her duties to the Corporation or its Subsidiaries; (iii) a Participant’s willful and continued failure to follow the instructions of the Participant’s supervisor; or (iv) a Participant’s willful and/or continued neglect of duties (other than such neglect resulting from incapacity of the Participant due to physical or mental illness); provided, however, that “Cause” shall arise under items (iii) or (iv) only following ten (10) days’ written notice thereof from the Corporation or a Subsidiary, which specifically identifies such failure or neglect and the continuance of such failure or neglect during such notice period.  Any failure by the Corporation or a Subsidiary to notify a Participant after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

(i)       “Change in Control” means the following:

(i)            Subject to the two exceptions described below, the same definition as in the Indenture dated as of June 6, 2002 among the Corporation, each of the Guarantors named therein and the Bank of New York, as Trustee, relating to the 9 7/8% Senior Subordinated Notes due 2012 of the Corporation, as in effect on November 1, 2006 and  regardless of whether or not such notes or Indenture are hereinafter discharged, defeased or repaid (the “Indenture”); and all defined terms used in such definition of Change of Control shall have the meanings ascribed thereto under the Indenture as well; provided that no acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries shall result in a Change in Control hereunder.

(ii)           Paragraph (2) of the Change of Control definition in the Indenture regarding liquidation and dissolution shall be excluded from the definition applied herein to conform with Code Section 409A.

(iii)          To conform with Code Section 409A, the following provision shall control over the “Continuing Director” provision set forth in paragraph (4) of the Change of Control definition in the Indenture.  A Change in Control shall occur on the first day on which a majority of the members of the Board are not Continuing Directors.  As of the date of determination, a “Continuing Director” means any member of the Board who (A) has been a member of the Board throughout the immediately preceding twelve (12) months; or (B) was nominated for election, or elected to the Board with the approval of the Continuing Directors who were members of the Board at the tine of such nomination or election, or designated as a director under the Stockholders Agreement.

(j)       “Code” means the Internal Revenue Code of 1986, as amended from time to time.  References to any provision in the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(k)     “Committee” means the Compensation Committee of the Board, or any other committee or sub-committee designated by the Board from time to time.  The members of the Committee shall be appointed by, and may be changed at any time and from time to time, at the discretion of the Board.

(l)       “Common Stock” means shares of the Corporation’s authorized $0.01 par value common stock.

(m)     “Consultant” means a consultant or advisor (other than as an Employee or member of the Board) to the Corporation or a Subsidiary; provided that such person (i) renders bona fide services that are not in connection with the offer and sale of the Corporation’s securities in a capital raising transaction, and (ii) does not promote or maintain a market for the Corporation’s securities.

(n)      “Corporation” means TriMas Corporation, a Delaware corporation, or any successor corporation.

(o)      “Director” means an individual who has been elected or appointed to serve as a Director of the Corporation.

(p)      “Disability” means total and permanent disability, as defined in Code Section 22(e); provided, however, that for purposes of a Code Section 409A distribution event, “disability” shall be defined under Code Section 409A and IRS guidance issued thereunder.

(q)      “Dividend Equivalent” means a credit, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividend paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant.  Dividend Equivalents shall not be paid on Option or Stock Appreciation Right Awards.

(r)      “Earnings Rate” means the interest rate on a Non-Employee Director’s cash deferrals, which shall be the Prime Rate, compounded quarterly.

(s)      “Employee” means any person, including an officer or Director, who is an Employee (as defined in accordance with Section 3401(c) of the Code) of the Corporation or any Subsidiary of the Corporation.  A Participant shall not cease to be an Employee in the case of (i) any leave of absence approved by the Corporation, or (ii) transfers among locations of the Corporation or between the Corporation and any Subsidiary, or any successor.  For purposes of Incentive Stock Options, no such leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  The term “employment” means employment with the Corporation, or a Subsidiary of the Corporation. Neither service as a Director nor payment of a Director’s fee by the Corporation shall be sufficient, by itself, to constitute “employment” with the Corporation, or a Subsidiary of the Corporation.

(t)       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.  Reference to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(u)      “Fair Market Value” unless defined otherwise in the Plan, means, as of any determination date, the value of a share of Common Stock, calculated as follows:

(i)  If the Common Stock is listed on any established Stock Exchange or a national market system, including, without limitation, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value shall be the closing sales price for a share of such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for a share of the Common Stock for the date of determination.

(iii)  In the absence of an established market for the Common Stock, the Fair Market Value for the determination date shall be calculated in good faith by the Administrator.

(v)      “Grant Date” means the date on which the Administrator authorizes an Award, or such later date as shall be designated by the Committee.

(w)     “Incentive Stock Option” means an Option (or portion thereof) that is intended to meet the requirements of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.

(x)      “Non-Employee Director” means a Director who is not an Employee.

(y)      “Nonqualified Stock Option” means an Option (or portion thereof) that is not designated as an Incentive Stock Option by the Administrator, or  which is designated as an Incentive Stock Option by the Administrator but fails to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

(z)      “Option” means either an Incentive Stock Option or a Nonqualified Stock Option.

(aa)    “Participant” means an Employee (including an Employee who is a Director), a Director, or Consultant, who is designated by the Administrator to participate in the Plan.

(bb)    “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Article V.

(cc)    “Performance Measures” means the measures of performance of the Corporation and its Subsidiaries that may be used to determine a Participant’s entitlement to an Award under the Plan.  Such performance measures shall have the same meanings as used in the Corporation’s financial statements, or, if such terms are not used in the Corporation’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Corporation’s industry.  Performance Measures shall be calculated with respect to the Corporation and each Subsidiary consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Administrator.  For purposes of the Plan, the Performance Measures shall be calculated in accordance with generally accepted accounting principles, but, unless otherwise determined by the Administrator, prior to the accrual or payment of any Award under this Plan for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Administrator, occurring after the establishment of the performance goals.  Performance Measures shall be one or more of the following, or a combination of any of the following, on an absolute or peer group comparison, as determined by the Administrator:

•                                          earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, EBITDA adjusted for asset management, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings, including each of the above on a per share and/or segment basis);

•                                          sales/net sales;

•                                          return on net sales (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, EBITDA adjusted for asset management, pre-tax income, operating cash flow or cash earnings as a percentage of net sales);

•                                          sales growth;

•                                          cash flow;

•                                          operating cash flow;

•                                          free cash flow;

•                                          discounted cash flow;

•                                          working capital;

•                                          market capitalization;

•                                          cash return on investment — CRI;

•                                          return on capital;

•                                          return on cost of capital;

•                                          shareholder value;

•                                          return on equity;

•                                          total shareholder return;

•                                          return on investment;

•                                          economic value added;

•                                          return on designated assets/net assets;

•                                          stock trading multiples (as measured vs. investment, net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, EBIDTA adjusted for asset management, pre-tax income, cash earnings or operating cash flow);

•                                          stock price;

•                                          attainment of strategic or operational initiatives;

•                                          achievement of operational goals, including but not limited to safety records, outage frequencies, and capital and maintenance projects.

(dd)   “Performance Share” means any grant pursuant to Article V and Section 5.2(b)(i).

(ee)   “Performance Unit” means any grant pursuant to Article V and Section 5.2(b)(ii).

(ff)   “Plan” means the TriMas Corporation 2006 Long Term Equity Incentive Plan, the terms of which are set forth herein, and any amendments thereto.

(gg)   “Public Trading Date” means the first date upon which Common Stock of the Corporation is listed (or approved for listing) upon notice of issuance on any Stock Exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

(hh)   “Restriction Period” means the period of time during which a Participant’s Restricted Stock or Restricted Stock Unit is subject to restrictions and is nontransferable.

(ii)   “Restricted Stock” means Common Stock granted pursuant to Article IV that is subject to a Restriction Period.

(jj)   “Restricted Stock Unit” means a right granted pursuant to Article IV to receive Restricted Stock or an equivalent value in cash.

(kk)   “Securities Act” means the Securities Act of 1933, as amended.

(ll)   “Stock Appreciation Right” means the right to receive a cash or Common Stock payment from the Corporation, in accordance with Article III of the Plan.

(mm)   “Stock Exchange” means the principal national securities exchange on which the Common Stock is listed for trading, or, if the Common Stock is not listed for trading on a national securities exchange, such other recognized trading market or quotation system upon which the largest number of shares of Common Stock has been traded in the aggregate during the last twenty (20) days before a Grant Date, or date on which an Option is exercised, whichever is applicable.

(nn)   “Subsidiary” means a corporation or other entity defined in Code Section 424(f).

(oo)   “Substitute Awards” means Awards granted or shares issued by the Corporation in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines.

(pp)   “Vested” or “Vesting” means the extent to which an Award granted or issued hereunder has become exercisable or any applicable Restriction Period has terminated in accordance with the Plan and the terms of any respective Agreement pursuant to which such Award was granted or issued.

1.5          Administration.

(a)      Unless and until the Board delegates administration to a Committee described below, the Plan shall be administered by the Board.  The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall refer to any person or persons to whom such authority has been delegated.  If administration is delegated to a Committee, the Committee shall have the powers possessed by the Board for purposes of administering the Plan, including the power to delegate to a subcommittee any of the administrative powers that the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.

(b)      Notwithstanding the foregoing, from and after the Public Trading Date, a Committee of the Board shall administer the Plan, and the Committee shall consist solely of two or more Non-Employee Directors, each of whom is both an “outside director” within the meaning of Section 162(m) of the Code, and a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and qualifies as “independent” within the meaning of any applicable Stock Exchange listing requirements.  The fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate any Award made by the Committee, if the Award is otherwise validly made under the Plan.

(c)      Within the scope of its authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not “outside directors” within the meaning of Section 162(m) of the Code, the authority to grant Awards under the Plan to eligible persons who are either (A) not then “covered employees,” within the meaning of Section 162(m) of the Code and are not expected to become “covered employees” at the time of income recognition resulting from such Award, or (B) not persons with respect to whom the Corporation wishes to comply with Section 162(m) of the Code; and/or (ii) delegate to a Committee of one or more members of the Board who are not “non-employee directors,” within the meaning of Rule 16b-3 of the Exchange Act, the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act.  Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors.

(d)      Subject to the provisions of the Plan and the specific duties delegated by the Board to the Committee, the Administrator shall have the authority in its sole discretion to interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration.  The decision of the Administrator on any question concerning the interpretation of the Plan or its administration with respect to any Award granted under the Plan shall be final and binding upon all Participants.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.

(e)      In addition to any other powers set forth in the Plan, and subject to the provisions of the Plan, and the requirements of Code Section 162(m), if applicable, the Administrator shall have the full and final power and authority, in its discretion to:

(i)            amend, modify, or cancel any Award, or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(ii)           subject to Code Section 409A, accelerate, continue, or defer the exercisability or Vesting of any Award or any shares acquired pursuant thereto;

(iii)          authorize, in conjunction with any applicable deferred compensation plan of the Corporation, that the receipt of cash or Common Stock subject to any Award under this Plan may be deferred under the terms and conditions of such deferred compensation plan;

(iv)          determine the terms and conditions of Awards granted to Participants; and

(v)           establish such other Awards, besides those specifically enumerated in the Plan, which the Committee determines are consistent with the Plan’s purposes.

(f)       To assure the viability of Awards granted to Participants in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom.  Further, the Administrator may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in the Plan.

1.6          Participants.  Participants in the Plan shall be such Employees (including Employees who are Directors), Non-Employee Directors and Consultants of the Corporation and its Subsidiaries as the Administrator in its sole discretion may select from time to time to receive Awards under the Plan.  The Administrator may grant Awards to an individual upon the condition that the individual shall become an Employee, Non-Employee Director or Consultant of the Corporation or of a Subsidiary, provided that the Award shall be deemed to be granted only on the date that the individual becomes an Employee,  Non-Employee Director or Consultants, as applicable.

1.7          Stock.

(a)      The Corporation has reserved 1,000,000 shares of the Corporation’s Common Stock for issuance pursuant to stock-based Awards, which amount includes shares that were forfeited or not issued under the Corporation’s 2002 Long Term Equity Incentive Plan.  Up to 500,000 of the reserved shares may be granted as Incentive Stock Options under the Plan.  All provisions in this Section 1.7 shall be adjusted, as applicable, in accordance with Article X.

(b)      Each share of Common Stock subject to an Award other than (i) an Option; (ii) a Stock Appreciation Right; (iii) an Award under which the Corporation receives monetary consideration equal to the Fair Market Value of the shares subject to the Award; (iv) a Common Stock-based Award based on appreciation in the Fair Market Value of the Common Stock; or (v) compensation to Non-Employee Directors pursuant to Article VIII, shall be counted against the aggregate reserved share limit in paragraph (a) above, as two (2) shares instead of one (1).

(c)      If any shares subject to an Award are forfeited, cancelled, expire or otherwise terminate without issuance of such shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such Award, the shares shall, to the extent of such forfeiture, cancellation, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan.

(d)      In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of shares or by the withholding of shares by the Corporation, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of shares or by the withholding of shares by the

Corporation, then only the number of shares issued net of the shares tendered or withheld shall be counted for purposes of determining the maximum number of shares available for issuance under the Plan.

(e)      Substitute Awards shall not reduce the shares reserved for issuance under the Plan or authorized for grant to a Participant in any fiscal year.  Additionally, in the event that a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Non-Employee Directors or an affiliate of the Corporation or its Subsidiaries prior to such acquisition or combination.

1.8          Repricing.  Without the affirmative vote of the holders of a majority of the shares of Common Stock cast in person or by proxy at a meeting of the stockholders of the Corporation at which a quorum representing a majority of all outstanding shares is present or represented by proxy, neither the Board nor the Administrator shall approve a program providing for either (a) the cancellation of outstanding Options and/or Stock Appreciation Rights and the grant in substitution therefore of any new Awards under the Plan having a lower exercise price than the Fair Market Value of the underlying Common Stock on the original Grant Date, or (b) the amendment of outstanding Options and/or Stock Appreciation Rights to reduce the exercise price thereof below the Fair Market Value of the underlying Common Stock on the original Grant Date.  This Section shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

II.  STOCK OPTIONS

2.1          Grant of Options.  The Administrator, at any time and from time to time, subject to the terms and conditions of the Plan, may grant Options to such Participants and for such number of shares of Common Stock as it shall designate.  Any Participant may hold more than one Option under the Plan and any other plan of the Corporation or Subsidiary.  The Administrator shall determine the general terms and conditions of exercise, which shall be set forth in a Participant’s Agreement.  No Option granted hereunder may be exercised after the tenth (10th) anniversary of the Grant Date.  The Administrator may designate any Option granted as either an Incentive Stock Option or a Nonqualified Stock Option, or the Administrator may designate a portion of an Option as an Incentive Stock Option or a Nonqualified Stock Option.  Unless otherwise provided in a Participant’s Agreement, Options granted following a Public Trading Date are intended to satisfy the requirements of Code Section 162(m) and the regulations promulgated thereunder, to the extent applicable.

2.2          Incentive Stock Options.  Any Option intended to constitute an Incentive Stock Option shall comply with the requirements of this Section 2.2.  An Incentive Stock Option only may be granted to an Employee.  No Incentive Stock Option shall be granted with an exercise price below the Fair Market Value of Common Stock on the Grant Date nor with an exercise term that extends beyond ten (10) years from the Grant Date.  An Incentive Stock Option shall not be granted to any Participant who owns (within the meaning of Code Section 424(d)) stock of the Corporation or any Subsidiary possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or a Subsidiary unless, at the Grant Date, the exercise price for the Option is at least one hundred and ten percent (110%) of the Fair Market Value of the shares subject to the Option and the Option, by its terms, is not exercisable more than five (5) years after the Grant Date.  The aggregate Fair Market Value of the underlying Common Stock (determined at the Grant Date) as to which Incentive Stock Options granted under the Plan (including a plan of a Subsidiary) may first be exercised by a Participant in any one calendar year shall not exceed $100,000.  To the extent that an Option intended to constitute an Incentive Stock Option shall violate the foregoing $100,000 limitation (or any other limitation set forth in Code Section 422), the portion of the Option that exceeds the $100,000 limitation (or violates any other Code Section 422 limitation) shall be deemed to constitute a Nonqualified Stock Option.

2.3          Option Price.  The Administrator shall determine the per share exercise price for each Option granted under the Plan.  No Option may be granted with an exercise price below one hundred percent (100%) of the Fair Market Value of Common Stock on the Grant Date.

2.4          Payment for Option Shares.

(a)      The purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment, unless otherwise provided in a Participant’s Agreement, payment may be made by (i) delivery to the Corporation of outstanding shares of Common Stock that have been held at least six (6) months, on such terms and conditions as may be specified in the Participant’s Agreement; (ii) by delivery to the Corporation of a properly executed exercise notice, acceptable to the Corporation, together with irrevocable instructions to the Participant’s broker to deliver to the Corporation sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Corporation and the brokerage firm; (iii) delivery of other consideration approved by the Administrator having a Fair Market Value on the exercise date equal to the total purchase price; (iv) other means determined by the Administrator; or (v) any combination of the foregoing.  Shares of Common Stock surrendered upon exercise shall be valued at the Fair Market Value of the Corporation’s Common Stock on the date of exercise, and the shares shall be surrendered to the Corporation.

(b)      Notwithstanding the foregoing, an Option may not be exercised by delivery to or withholding by the Corporation of shares of Common Stock to the extent that such delivery or withholding (i) would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002), or (ii) if there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles.  Until the book entry has been made representing the shares that have been purchased, and such shares have been deposited with the appropriate registered book-entry custodian, he or she shall possess no rights as a record holder with respect to any such shares.

(c)      The Administrator may at any time offer to buy-out for a payment in cash or shares, an Option previously granted, based on such terms and conditions as the Administrator shall, in its sole discretion, establish and communicate to the Participant at the time that such offer is made.

III.  STOCK APPRECIATION RIGHTS

3.1          Grant of Stock Appreciation Rights.  Stock Appreciation Rights may be granted, held and exercised in such form and upon such general terms and conditions as determined by the Administrator on an individual basis.  A Stock Appreciation Right may be granted to a Participant with respect to such number of shares of Common Stock of the Corporation as the Administrator may determine.  No Stock Appreciation Right shall be granted with an exercise term that extends beyond ten (10) years from the Grant Date.

3.2          Exercise Price.  The Administrator shall determine the per share exercise price for each Stock Appreciation Right granted under the Plan; provided, however, that the exercise price of a Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock covered by the Stock Appreciation Right on the Grant Date.

3.3          Exercise of Stock Appreciation Rights.  A Stock Appreciation Right shall be deemed exercised upon receipt by the Corporation of written notice of exercise from the Participant.  The Administrator shall specify in a Participant’s Agreement whether payment shall be made in cash or shares of Common Stock, or any combination thereof.

3.4          Stock Appreciation Right Payment.  Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to payment from the Corporation, in cash, shares, or partly in each (as determined by the Administrator in accordance with any applicable terms of the Agreement), of an amount equal to the difference between (a) the aggregate Fair Market Value on the exercise date for the specified number of shares being exercised, and (b) the aggregate exercise price for the specified number of shares being exercised.

3.5          Maximum Stock Appreciation Right Amount Per Share.  The Administrator may, at its sole discretion, establish (at the time of grant) a maximum amount per share which shall be payable upon the exercise of a Stock Appreciation Right, expressed as a dollar amount.

IV.  RESTRICTED STOCK AND UNITS

4.1          Grant of Restricted Stock and Restricted Stock Units.  Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant shares of Restricted Stock and Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine.

4.2          Restricted Stock Agreement.  Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Agreement that shall specify the terms of the restrictions, including the Restriction Period, or periods, the number of Common Stock shares subject to the grant, or units, the purchase price for the shares of Restricted Stock, if any, the form of consideration that may be used to pay the purchase price of the Restricted Stock, including those specified in Section 2.4, and such other general terms and conditions, including performance goals, as the Administrator shall determine.

4.3          Transferability.  Except as provided in this Article IV and Section 11.3 of the Plan, the shares of Common Stock subject to an Award of Restricted Stock or Restricted Stock Units granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Restriction Period or for such period of time as shall be established by the Administrator and specified in the applicable Agreement, or upon the earlier satisfaction of other conditions as specified by the Administrator in its sole discretion and as set forth in the applicable Agreement.

4.4          Other Restrictions.  The Administrator shall impose such other restrictions on any shares of Common Stock subject to an Award of Restricted Stock or Restricted Stock Units under the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or State securities laws, which the Administrator may communicate to the Corporation’s Stock Transfer Agent.  The Administrator shall have the discretion to waive the applicable Restriction Period with respect to all or any part of the Common Stock subject to an Award of Restricted Stock or Restricted Stock Units that has not been granted under Code Section 162(m).

4.5          Voting Rights.  During the Restriction Period, Participants holding shares of Common Stock subject to a Restricted Stock Award may exercise full voting rights with respect to the Restricted Stock.

4.6          Dividends and Dividend Equivalents.

(a)      Except as set forth below or in a Participant’s Agreement, during the Restriction Period, a Participant shall be entitled to receive all dividends and other distributions paid with respect to shares of Common Stock subject to an Award of Restricted Stock.  If any dividends or distributions are paid in shares of Common

Stock during the Restriction Period applicable to an Award of Restricted Stock, the dividend or other distribution shares shall be subject to the same restrictions on transferability as the shares of Common Stock with respect to which they were paid.

(b)      The Administrator, in its discretion, may provide in the Agreement evidencing any Restricted Stock Unit that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled.  Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Common Stock.  The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (i) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Participant, by (ii) the Fair Market Value per share of Common Stock on such date.  Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit.  In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Corporation as described in Article X, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the Restricted Stock Unit, and all such new, substituted or additional securities or other property shall be immediately subject to the same restrictions as are applicable to the Restricted Stock Unit.

4.7          Settlement of Restricted Stock Units.  If a Restricted Stock Unit is payable in Common Stock, the Corporation shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Vest or on such other date determined by the Administrator, in its discretion, and set forth in the Agreement, one (1) share of Common Stock and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.1 for each Restricted Stock Unit then becoming Vested or otherwise to be settled on such date, subject to the withholding of applicable taxes.

4.8          Restricted Stock Unit Bonus Deferral Awards.  A Participant designated by the Administrator who is among a select group of highly compensated management Employees, may irrevocably elect, prior to a date specified by the Administrator and in compliance with Code Section 409A, to defer receipt of any cash bonus or cash Annual Incentive Award payable by the Corporation (subject to any minimum or maximum limitations imposed by the Committee), which shall be credited to the Participant in the form of Restricted Stock Units, subject to such terms and other conditions established by the Administrator as set forth in the associated Agreement.  In consideration for foregoing bonus or Annual Incentive Award compensation, the dollar amount deferred by a Participant may be increased by the Administrator up to sixty percent (60%) (or such lesser percentage specified by the Administrator), for purposes of determining the number of Restricted Stock Units in the Participant’s Award.  The electing Participant shall be credited, as of the date specified in the Agreement, with a  number of Restricted Stock Units, equal to the amount of the deferral (increased by any Administrator match), divided by the Fair Market Value on the applicable date.  The Restricted Stock Units under Section 4.8 shall be settled in shares of the Corporation’s Common Stock.

V.  PERFORMANCE AWARDS

5.1          Grant of Performance Awards.  The Administrator, at its discretion, may grant Performance Awards to Participants and may determine, on an individual or group basis, the performance goals to be attained pursuant to each Performance Award.

5.2          Terms of Performance Awards.

(a)      Performance Awards shall consist of rights to receive cash, Common Stock, other property or a combination of each, if designated performance goals are achieved.  The terms of a Participant’s Performance Award shall be set forth in a Participant’s Agreement.  Each Agreement shall specify the performance goals, which may include the Performance Measures, applicable to a particular Participant or group of Participants, the period over which the targeted goals are to be attained, the payment schedule if the goals are attained, and any other general terms as the Administrator shall determine and conditions applicable to an individual Performance Award.  The Administrator, at its discretion, may waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Award that has not been granted pursuant to Code Section 162(m).

(b)      Performance Awards may be granted as Performance Shares or Performance Units, at the discretion of the Administrator.

(i)            In the case of Performance Shares, the Participant shall receive Common Stock, restricted from transfer prior to the satisfaction of the designated performance goals and restrictions, as determined by the Administrator, specified in the Participant’s Agreement and communicated by the Administrator to the Corporation’s Stock Transfer Agent.  Prior to satisfaction of the performance goals and restrictions, the Participant shall be entitled to vote the Performance Shares.  Further, any dividends paid on such shares during the performance period automatically shall be reinvested on behalf of the Participant in additional Performance Shares under the Plan, and such additional shares shall be subject to the same performance goals and restrictions as the other shares under the Performance Share Award.

(ii)           In the case of Performance Units, the Participant shall receive an Agreement from the Administrator that specifies the performance goals and restrictions that must be satisfied before the Corporation shall issue the payment, which may be cash, a designated number of shares of Common Stock, other property, or a combination thereof.

VI.  ANNUAL INCENTIVE AWARDS

6.1          Grant of Annual Incentive Awards.

(a)      The Administrator, at its discretion, may grant Annual Incentive Awards to such Participants as it may designate from time to time.  The terms of a Participant’s Annual Incentive Award shall be set forth in the Participant’s individual Agreement.  Each Agreement shall specify such general terms and conditions as the Administrator shall determine.

(b)      The determination of Annual Incentive Awards for a given year may be based upon the attainment of specified levels of Corporation or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Administrator, including any or all of the Performance Measures.

(c)      The Administrator shall (i) select those Participants who shall be eligible to receive an Annual Incentive Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Annual Incentive Award to be paid to each selected Participant upon the achievement of each performance level.  The Administrator generally shall make the foregoing determinations prior to the commencement of services to which an Annual Incentive Award relates (or, following a Public Trading Date, within the permissible time-period established under Code Section 162(m)), to the extent applicable, and while the outcome of the performance goals and targets is uncertain.

6.2          Payment of Annual Incentive Awards.

(a)      Annual Incentive Awards shall be paid in cash, shares of Common Stock or other property, at the discretion of the Administrator.  Payments shall be made following a determination by the Administrator that the performance targets were attained and shall be made within two and a half (2½) months after the later of the end of the fiscal or calendar year in which the Annual Incentive Award is earned.

(b)      The amount of an Annual Incentive Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Administrator.

VII.  CODE SECTION 162(m) AWARDS

7.1          Awards Granted Under Code Section 162(m).  All Options and Stock Appreciation Right Awards are intended to satisfy Code Section 162(m), to the extent applicable.  Following a Public Trading Date, the Committee, at its discretion, may designate that a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit or Annual Incentive Award shall be granted pursuant to Code Section 162(m).  Such an Award must comply with the following additional requirements, which shall control over any other provision that pertains to such Award under Articles IV, V and VI; provided, however, that the limitations set forth below shall not apply prior to a the Public Trading Date and, following the  Public Trading Date, the limitations shall not apply until the termination of the reliance period described in Treasury Regulation 1.162-27(f), which shall occur upon the earliest of:  (a) the first material modification of the Plan (including any increase in the number of shares reserved for issuance under the Plan in accordance with Section 1.7 hereof); (ii) the issuance of all of the shares of Common Stock reserved for issuance under the Plan; (iii) the expiration of the Plan; (iv) the first meeting of stockholders at which Directors of the Corporation are to be elected that occurs after the close of the third calendar year in which occurred the Public Trading Date; or (v) such other date required by Code Section 162(m) and the rules and regulations promulgated thereunder.

(a)      Each Code Section 162(m) Award that is Restricted Stock, a Restricted Stock Unit, Performance Share, Performance Unit or Annual Incentive Award, shall be based upon the attainment of specified levels of pre-established, objective Performance Measures that are intended to satisfy the performance based compensation requirements of Code Section 162(m) and the regulations promulgated thereunder.  Further, at the discretion of the Administrator, an Award also may be subject to goals and restrictions in addition to the Performance Measures.

(b)      For each Code Section 162(m) Award, that is Restricted Stock, a Restricted Stock Unit, Performance Share, Performance Unit or Annual Incentive Award, the Administrator shall (i) select the Participant who shall be eligible to receive the Award, (ii) determine the applicable performance period, (iii) determine the target levels of the Corporation or Subsidiary Performance Measures, and (iv) determine the number of shares of Common Stock or cash or other property (or combination thereof) subject to an Award to be paid to each selected Participant.  The Administrator shall make the foregoing determinations prior to the commencement of services to which an Award relates (or within the permissible time period established under Code Section 162(m)) and while the outcome of the performance goals and targets is uncertain.

7.2          Attainment of Code Section 162(m) Goals.

(a)      After each performance period, the Administrator shall certify, in writing: (i)  if the Corporation has attained the performance targets, and (ii) the number of shares pursuant to the Award that are to become freely transferable, if applicable, or the cash or other property payable under the Award.  The Administrator shall have no discretion to waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of an Award except in the case of the death or Disability of a Participant.

(b)      Notwithstanding the foregoing, the Administrator may, in its discretion, reduce any Award based on such factors as may be determined by the

Administrator, including, without limitation, a determination by the Administrator that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Corporation, a Subsidiary or a Participant relative to the performance of competitors, or performance with respect to the Corporation’s strategic business goals.

7.3          Individual Code Section 162(m) Participant Limitations.  Subject to adjustment as provided in Section 10.1, no Participant in any one fiscal year of the Corporation may be granted (a) Options or Stock Appreciation Rights with respect to more than 350,000 shares of Common Stock; (b) Restricted Stock or Restricted Stock Units under Code Section 162(m) that are denominated in shares of Common Stock with respect to more than 175,000 shares; (c) Performance Awards under Code Section 162(m) that are denominated in shares of Common Stock with respect to more than 100,000 shares; and (d) an Annual Incentive Award under Code Section 162(m) denominated in shares of Common Stock with respect to more than 100,000 shares.  The maximum dollar value payable to any Participant in any one (1) fiscal year of the Corporation with respect to Restricted Stock Units, Performance Awards or Annual Incentive Awards under Code Section 162(m) that are valued in property other than Common Stock is the lesser of $6,000,000 or five (5) times the Participant’s base salary for the fiscal year.  If an Award is cancelled, the cancelled Award shall continue to be counted towards the applicable limitations.

VIII.  NON-EMPLOYEE DIRECTOR COMPENSATION

8.1          Annual Retainer and Meeting Fees.  Non-Employee Directors who are elected or appointed to the Board receive an annual retainer and fee for each meeting attended, paid quarterly, in a amount determined by the Board from time to time.  The fees may be paid in cash or Common Stock with a Fair Market Value equal to the cash, as elected in advance by each Director.

8.2          Deferral Election.  Each Non-Employee Director may elect to defer all or a portion of his or her annual retainer and meeting fees by completing and submitting a deferred compensation agreement prior to January 1 of the first calendar year for which the deferred compensation agreement is to be effective.  The amount of compensation to be deferred and the allocation between cash and shares of Company Common Stock shall be specified in the deferred compensation agreement.  Elections to defer compensation, and to allocate it to cash or shares of Company Common Stock, are irrevocable, except as otherwise provided herein.  The number of shares, if any, shall be calculated by dividing (a) the amount the Non-Employee Director elects to allocate to Common Stock by (b) the fair market value (FMV) of a share of Common Stock on the date the compensation otherwise would have been paid.  Any fractional units shall be deemed allocated to cash.

8.3          Change in Deferral Election.  An election to defer compensation shall remain in effect for future calendar years unless changed in accordance with this Section.  A Non-Employee Director who wishes to change an election to defer compensation may do so at any time by notifying the Administrator in writing prior to January 1 of the year for which the change in election is to be effective.

8.4          Crediting of Deferred Compensation.  Amounts attributable to the elective deferrals pursuant to this Article VIII shall be credited to the Non-Employee Director’s Account as soon as practicable after the time such amounts, absent deferral, would have been paid to the Non-Employee Director.  Common Stock in the Account shall be adjusted in accordance with Article X for certain corporate events, including stock splits, subdivisions, combinations or reclassifications of Common Stock, and increased from time to time by dividends on the shares held in the Account.

8.5          Earnings Credit.  Interest at the Earnings Rate on cash in the Account shall be credited monthly to the Non-Employee Director’s Account.  Earnings shall continue to be credited to the Non-Employee Director’s Account until the entire balance of the Account is distributed to the Non-Employee Director or his or her Beneficiary, as applicable.

8.6          Form and Timing of Distributions.

A Non-Employee Director’s Account shall be distributed in cash and/or Common Stock, reflecting their relative values in the Non-Employee’s Account at the time of the payment.  For example, if the FMV of Common Stock is $25,000 and the value of a Non-Employee Director’s entire Account, including Common Stock is $100,000, then 25% of the payment will be in Common Stock.

(a)      Payment shall be made in the form specified in the Non-Employee Director’s distribution election agreement and commence as soon as practicable following the earliest of:

(i)            the date specified in the Non-Employee Director’s distribution election agreement;

(ii)           the Non-Employee Director’s death;

(iii)          the Non-Employee Director’s Disability;

(iv)          a Change in Control or

(v)           the Non-Employee Director’s separation from service with the Corporation.

The foregoing elections relating to the time and form of distribution must be made at the same time as the Non-Employee Director’s deferral election, as set forth in the deferred compensation agreement, and may be made separately with respect to deferrals for each year.  If a Non-Employee Director elects to receive a distribution from his or her Account in annual installments, the amount of each annual installment shall be calculated by dividing the Non-Employee Director’s Account balance at the time of payment by the number of remaining years over which the Account balance shall be paid.  Notwithstanding the foregoing, if required by Code Section 409A, payment of a Non-Employee Director’s benefits shall be postponed for six months after his or her separation from service, any postponed payments shall be made upon the expiration of the six-month period.

(b)      Notwithstanding any election as to the timing or form of distributions pursuant to Section 8.6(a), a Non-Employee Director shall receive a distribution of his or her Account upon a Change in Control.

IX.  TERMINATION OF EMPLOYMENT OR SERVICES

9.1          Options and Stock Appreciation Rights.

(a)      If, prior to the date when an Option or Stock Appreciation Right first becomes Vested, a Participant terminates employment or services for any reason, the Participant’s right to exercise the Option or Stock Appreciation Right shall terminate and all rights thereunder shall cease, unless provided otherwise in a Participant’s Agreement.

(b)      If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant terminates employment or services for any reason other than death or Disability, the Participant shall have the right, within the earlier of (i) the expiration of the Option or Stock Appreciation Right, and (ii) the period of time designated in the Participant’s Agreement, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant’s termination of employment or services (taking into account any Vesting that may occur in connection with such termination), subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise.  Provided, however, that the beneficial tax treatment of an Incentive Stock Option may be forfeited if an Option is exercised more than three (3) months after termination of employment.  The Administrator may designate in a Participant’s Agreement that an Option or Stock Appreciation Right shall terminate at an earlier or later time than set forth above.

(c)      If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant terminates employment or services due to death while an Option or Stock Appreciation Right is still exercisable, the person or persons to whom the Option or Stock Appreciation Right shall have been transferred by will or the laws of descent and distribution, shall have the right within the exercise period specified in the Participant’s Agreement to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the Participant’s date of death (taking into account any Vesting that may occur in connection with the death), subject to any other limitation on exercise in effect on the date of exercise.  Provided, however, that the beneficial tax treatment of an Incentive Stock Option may be forfeited if the Option is exercised more than one (1) year after a Participant’s date of death.

(d)      If, on or after the date when an Option or Stock Appreciation Right first becomes Vested, a Participant terminates employment or services due to

Disability, the Participant shall have the right, within the exercise period specified in the Participant’s Agreement, to exercise the Option or Stock Appreciation Right to the extent that it was exercisable and unexercised on the date of the Participant’s termination of employment or services due to Disability (taking into account any Vesting that may occur in connection with such termination), subject to any other limitation on the exercise of the Option or Stock Appreciation Right in effect on the date of exercise.  If the Participant dies after termination of employment or services, as applicable, while the Option or Stock Appreciation Right is still exercisable, the Option or Stock Appreciation Right shall be exercisable in accordance with the terms of paragraph (c), above

(e)      The Administrator, at the time of a Participant’s termination of employment or services, may accelerate a Participant’s right to exercise an Option or, subject to Code Section 409A, may extend an Option term.

(f)       If a Participant terminates employment or services due to Cause, any outstanding Option or Stock Appreciation Right held by the Participant shall terminate upon the date of the Participant’s termination of employment or services, regardless of whether the Option or Stock Appreciation Right was then Vested and/or exercisable with respect to any shares.

(g)      Shares subject to Options and Stock Appreciation Rights that are not exercised in accordance with the provisions of (a) through (e) above shall expire and be forfeited by the Participant as of their expiration date and shall become available for new Awards under the Plan as of such date.

9.2          Restricted Stock and Restricted Stock Units.  If a Participant terminates employment for any reason, the Participant’s right to shares of Common Stock subject to a Restricted Stock or Restricted Stock Unit Award that are still subject to a Restriction Period automatically shall terminate and be forfeited by the Participant (or, if the Participant was required to pay a purchase price for the Restricted Stock, other than for the performance of services, the Corporation shall have the option to repurchase any shares acquired by the Participant which are still subject to the Restriction Period for the purchase price paid by the Participant) and, subject to Section 1.7, said shares shall be available for new Awards under the Plan as of such termination date.  Provided, however, that the Administrator, in its sole discretion, may provide in a Participant’s Agreement for the continuation of a Restricted Stock Award or Restricted Stock Unit after a Participant terminates employment or services or may waive or, subject to Code Section 409A, change the remaining restrictions or add additional restrictions, as it deems appropriate.  The Administrator shall not waive any restrictions on a Code Section 162(m) Restricted Stock or Restricted Stock Unit Award, but the Administrator may provide in a Participant’s Code Section 162(m) Restricted Stock or Restricted Stock Unit Agreement or otherwise that upon the Employee’s termination of employment due to (a) death, (b) Disability, or (c) involuntary termination by the Corporation without cause (as determined by the Administrator) prior to the termination of the Restriction Period, that the performance goals and restrictions shall be deemed to have been satisfied on terms determined by the Administrator.

9.3          Performance Awards.  Performance Awards shall expire and be forfeited by a Participant upon the Participant’s termination of employment or services for any reason, and, subject to Section 1.7, shall be available for new Awards under the Plan as of such termination date.  Provided, however, that the Administrator, in its discretion, may provide in a Participant’s Agreement or, subject to Code Section 409A, may provide otherwise, for the continuation of a Performance Award after a Participant terminates employment or services or may waive or change all or part of the conditions, goals and restrictions applicable to such Performance Award.  Notwithstanding the foregoing, the Administrator shall not waive any restrictions on a Code Section 162(m) Performance Award, but the Administrator may provide in an Employee’s Code Section 162(m) Performance Share Agreement or otherwise that upon the Employee’s termination of employment due to (a) death; (b) Disability; or (c) involuntary termination by the Corporation without Cause (as determined by the Administrator) prior to the attainment of the associated performance goals and restrictions, that the performance goals and restrictions shall be deemed to have been satisfied on terms determined by the Administrator.

9.4          Annual Incentive Awards.

(a)      A Participant who has been granted an Annual Incentive Award and terminates employment or services due to Disability or death prior to the end of the Corporation’s fiscal year shall be entitled to a pro-rated payment of the Annual Incentive Award, based on the number of full months of employment or services, as applicable during the fiscal year.  Any such prorated Annual Incentive Award shall be paid at the same time as regular Annual Incentive Awards and, in the event of the Participant’s death, to the Participant’s designated beneficiary.

(b)      Except as otherwise determined by the Administrator in its discretion, a Participant who has been granted an Annual Incentive Award and resigns or is terminated for any reason (other than Disability or death), before the payment date of an Annual Incentive Award, shall forfeit the right to the Annual Incentive Award payment for that fiscal year.

9.5          Other Provisions.  The transfer of an Employee from one corporation to another among the Corporation and any of its Subsidiaries, or a leave of absence under the leave policy of the Corporation or any of its Subsidiaries shall not be a termination of employment for purposes of the Plan, unless a provision to the contrary is expressly stated by the Administrator in a Participant’s Agreement issued under the Plan.  For purposes of Incentive Stock Options, no such leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

X.  ADJUSTMENTS AND CHANGE IN CONTROL

10.1        Adjustments.  In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, such adjustments and other substitutions shall be made to the Plan and Awards as the Administrator, in its sole discretion, deems equitable or appropriate, including adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Administrator deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company, as the Administrator may determine to be appropriate in its sole discretion).

10.2        Change in Control.

(a)      Notwithstanding anything contained herein to the contrary, the Administrator, in its discretion, may provide in a Participant’s Agreement or otherwise that upon a Change in Control, any or all of the following shall occur:  (i) any outstanding Option or Stock Appreciation Right granted hereunder immediately shall become fully Vested and exercisable, regardless of any installment provision applicable to such Option or Stock Appreciation Right; (ii) the remaining Restriction Period on any Shares of Common Stock subject to a Restricted Stock or Restricted Stock Unit Award granted hereunder immediately shall lapse and the shares shall become fully transferable, subject to any applicable Federal or State securities laws; (iii) all performance goals and conditions shall be deemed to have been satisfied and all restrictions shall lapse on any outstanding Performance Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control); (iv) all performance targets and performance levels shall be deemed to have been satisfied for any outstanding Annual Incentive Awards, which immediately shall become payable (either in full or pro-rata based on the portion of the applicable performance period completed as of the Change in Control); or (v) such other treatment as the Administrator may determine.

(b)      The Administrator may, in its sole discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Option or Stock Appreciation Right outstanding immediately prior to the Change in Control shall be cancelled in exchange for a payment with respect to each Vested share of Common Stock subject to such cancelled Option or Stock Appreciation Right in (i) cash, (ii) stock of the Corporation or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control over the exercise price per share under such Option or Stock Appreciation Right (the “Spread”).  In the event such determination is made by the Administrator, the Spread (reduced by applicable withholding taxes, if any) shall be paid to a Participant in respect of the Participant’s cancelled Options and Stock Appreciation Rights as soon as practicable following the date of the Change in Control.

(c)      Notwithstanding the foregoing, the Administrator, in its discretion, may provide in a Participant’s Agreement or otherwise that, if in the event of a Change in Control the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit payable in shares of Common Stock, Performance Award payable in shares of Common Stock or Annual Incentive Award payable in shares of Common Stock, then each such outstanding Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Annual Incentive Award shall not be accelerated as described in Section 10.2(c).  For the purposes of this Section 10.2(c), such an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Annual Incentive Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each share of Common Stock subject to such Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Annual Incentive Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of shares of Common Stock for each share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of such Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Annual Incentive Award, for each share of Common Stock subject thereto, shall be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares of Common Stock in the transaction constituting a Change in Control.  The determination of such substantial equality of value of consideration shall be made by the Administrator in its sole discretion and its determination shall be conclusive and binding.

XI.  MISCELLANEOUS

11.1        Partial Exercise/Fractional Shares.  The Administrator may permit, and shall establish procedures for, the partial exercise of Options and Stock Appreciation Rights granted under the Plan.  No fractional shares shall be issued in connection with the exercise of a Stock Appreciation Right or payment of a Performance Award, Restricted Stock Award, Restricted Stock Unit, or Annual Incentive Award, instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Administrator, the number of shares shall be rounded down to the nearest whole number of shares and any fractional shares shall be disregarded.

11.2        Rights Prior to Issuance of Shares.  No Participant shall have any rights as a stockholder with respect to shares covered by an Award until the electronic transfer of the shares to the Participant has occurred (or book entry representing such shares has been made, and such shares have been deposited with the appropriate registered book-entry custodian).  No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the certificate is issued except as otherwise provided in the Plan or a Participant’s Agreement or by the Administrator.

11.3        Non-Assignability; Stop-Transfer Restrictions; Removal.

(a)      Except as described below or as otherwise determined by the Administrator in a Participant’s Agreement, no Award shall be transferable by a Participant except by will or the laws of descent and distribution, and an Option or Stock Appreciation Right shall be exercised only by a Participant during the lifetime of the Participant.  Notwithstanding the foregoing, a Participant may assign or transfer an Award that is not an Incentive Stock Option with the consent of the Administrator (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and any Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

(b)      All shares delivered pursuant to an Award under the Plan shall be subject to such stop-transfer orders and other restrictions as the Administrator may deem advisable pursuant to the terms of an Award and under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities laws, which restrictions may be communicated to the Corporation’s Stock Transfer Agent.

(c)      Subject to applicable Federal and State securities laws, issued shares of Common Stock subject to an Award shall become freely transferable by the Participant after all applicable restrictions, limitations, performance requirements or other conditions have terminated, expired, lapsed or been satisfied.  Once such issued shares of Common Stock are released from such restrictions, limitations, performance requirements or other conditions, the Participant shall be entitled to have any stock transfer orders or other restrictions removed.

11.4        Securities Laws and Stock Exchange Requirements.

(a)      Anything to the contrary herein notwithstanding, the Corporation’s obligation to sell and/or deliver Common Stock pursuant to an Option or Stock Appreciation Right or deliver Common Stock pursuant to a Non-Employee Director’s Award under the Plan, shall be subject to such compliance with Federal and State laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable.  The Corporation shall not be required to sell and deliver or issue Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act or the Exchange Act, or the rules and regulations of the Securities Exchange Commission promulgated thereunder or those of any Stock Exchange on which the Common Stock may be listed, the provisions of any State laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

(b)      The Administrator may impose such restrictions on any shares of Common Stock acquired pursuant to an Award under the Plan as it may deem advisable, including, without limitation, restrictions (i) under applicable Federal securities laws; (ii) under the requirements of any Stock Exchange or recognized trading market or quotation system upon which such shares of Common Stock are then listed or traded; and (iii) under any blue sky or State securities laws applicable to such shares.

(c)      The Administrator may require a Participant as a condition to the grant, exercise or payment of an Award to (i) give written representations satisfactory to the Corporation as to the Participant’s knowledge and experience in financial and business matters, and/or to employ a purchaser representative reasonably satisfactory to the Corporation who is knowledgeable and experienced in financial and business matters, and to give written representations satisfactory to the Corporation that the Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising an Award; (ii) give written representations satisfactory to the Corporation stating that the Participant is acquiring the stock subject to an Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the stock; and (iii) give such other written representations as are deemed necessary an appropriate by the Corporation and its counsel.  The foregoing requirements, and any representations given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of stock under the applicable Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Corporation that such requirement need not be met in the circumstances under the then applicable securities laws.  The Corporation may, upon advice of counsel to the Corporation, notify the Corporation’s Stock Transfer Agent of any appropriate stop-transfer orders or other restrictions that apply to shares issued pursuant to an Award granted hereunder.

11.5        Lock-Up Agreement.  If so requested by the Corporation and an underwriter of shares of Common Stock in connection with any public offering, each Participant agrees not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares held by it for such period, not to exceed one hundred and eighty (180) days following the effective date of the relative registration statement filed under the Securities Act in connection with the Corporation’s initial public offering of Common Stock, or ninety (90) days following the relevant registration statement filed under the Securities Act in connection with any other public offering of Common Stock, in each case as such underwriter shall specify reasonably and in good faith.

11.6        Corporation’s Repurchase Rights and Restrictions on Shares.  In addition to its other rights, the Administrator in its sole discretion may provide that the Corporation may repurchase shares acquired upon exercise or payment of an Award upon the occurrence of certain specified events, including, without limitation, a Participant’s termination of employment or services, divorce, bankruptcy or insolvency; provided, that any such repurchase right shall be set forth in the Participant’s Agreement.  Shares acquired upon exercise or payment of an Award shall be subject to such terms and conditions as the Administrator shall determine in its sole discretion, including, without limitation, restrictions on the transferability of shares, the requirement that shares be transferred in the event of certain transactions, a right of first refusal in favor of the Corporation with respect to permitted transfer of shares, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements.  Such terms and conditions shall be set forth in a Participant’s Agreement.

11.7        Withholding Taxes.

(a)      The Corporation shall have the right to withhold from a Participant’s compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option or Stock Appreciation Right or the lapse of the Restriction Period on a Restricted Stock Award, Restricted Stock Unit, or the payment of a Performance Award or Annual Incentive Award.  To fulfill the withholding obligation, a Participant may tender previously-acquired shares of Common Stock that have been held at least six (6) months or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes.  The broker assisted exercise procedure of Section 2.4 may be utilized to satisfy the withholding requirements related to the exercise of an Option.  At no point shall the Corporation withhold from the exercise of an Option more shares than are necessary to meet the established tax withholding requirements of federal, state and local obligations.

(b)      Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002); or (iii) there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Corporation under generally accepted accounting principles.

11.8        Termination and Amendment.

(a)      The Board may terminate the Plan, or the granting of Awards under the Plan, at any time.  No new Awards shall be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan is adopted by the Board, or (ii) the date on which the Plan is approved by the stockholders.

(b)      The Board may amend or modify the Plan at any time and from time to time, and the Administrator may amend or modify the terms of an outstanding Agreement at any time and from time to time, but no amendment or modification, without the approval of the stockholders of the Corporation, shall (i) materially increase the benefits accruing to Participants under the Plan; (ii) increase the amount of Common Stock for which Awards may be made under the Plan, except as permitted under Sections 1.7 and Article X; or (iii) change the provisions relating to the eligibility of individuals to whom Awards may be made under the Plan.  In addition, if the Corporation’s Common Stock is listed on a Stock Exchange, the Board may not amend the Plan in a manner requiring approval of the stockholders of the Corporation under the rules of the Stock Exchange without obtaining the approval of the stockholders.

(c)      No amendment, modification, or termination of the Plan or an outstanding Agreement shall in any manner adversely affect any then outstanding Award under the Plan without the consent of the Participant holding such Award, except as set forth in any Agreement relating to the Award, or to bring the Plan and/or an Award into compliance with the requirements of Code Section 409A or to qualify for an exemption under Code Section 409A.

11.9        Code Section 409A.  It is intended that Awards granted under the Plan shall be exempt from or in compliance with Code Section 409A, and the Board reserves the right to amend the terms of the Plan, and the Administrator reserves the right to amend any outstanding Agreement, if necessary either to exempt such Award from Code Section 409A or comply with the requirements of Code Section 409A, as applicable.  Further, Participants who are “Specified Employees” (as defined under Code Section 409A and IRS guidance issued thereunder), shall be required to delay payment of an Award for six (6) months after separation from service to the extent such Award is governed by Code Section 409A, and the delay is required thereunder.  Any payments delayed for six (6) months shall be aggregated and paid in a lump sum as of the first day of the seventh (7th) month.

11.10      Effect on Employment or Services.  Neither the adoption of the Plan nor the granting of any Award pursuant to the Plan shall be deemed to create any right in any individual to be retained or continued in the employment or services of the Corporation or a Subsidiary.

11.11      Use of Proceeds.  The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes of the Corporation.

11.12      Severability.  If any one or more of the provisions (or any part thereof) of this Plan or of any Agreement issued hereunder, shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or of any Agreement shall not in any way be affected or impaired thereby. The Corporation may, without the consent of any Participant, and in a manner determined necessary solely in the discretion of the

Corporation, amend the Plan and any outstanding Agreement as the Corporation deems necessary to ensure the Plan and all Awards remain valid, legal or enforceable in all respects.

11.13      Beneficiary Designation.  Subject to local laws and procedures, each Participant may file a written beneficiary designation with the Corporation stating who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before receipt of any or all of a Plan benefit. Each designation shall revoke all prior designations by the same Participant, be in a form prescribed by the Corporation, and become effective only when filed by the Participant in writing with the Corporation during the Participant’s lifetime. If a Participant dies without an effective beneficiary designation for a beneficiary who is living at the time of the Participant’s death, the Corporation shall pay any remaining unpaid benefits to the Participant’s legal representative.

11.14      Unfunded Obligation.  A Participant shall have the status of a general unsecured creditor of the Corporation. Any amounts payable to a Participant pursuant to the Plan shall be unfunded and unsecured obligations for all purposes.  The Corporation shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Corporation shall retain at all times beneficial ownership of any investments, including trust investments, which the Corporation may make to fulfill its payment obligations hereunder.  Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator or the Corporation and a Participant, or otherwise create any Vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Corporation.  A Participant shall have no claim against the Corporation for any changes in the value of any assets which may be invested or reinvested by the Corporation with respect to the Plan.

11.15      Approval of Plan.  The Plan shall be subject to the approval of the holders of at least a majority of the votes cast at a duly held meeting of stockholders of the Corporation held within twelve (12) months after adoption of the Plan by the Board.  No Award granted under the Plan may be exercised or paid in whole or in part unless the Plan has been approved by the stockholders as provided herein.  If not approved by stockholders within twelve (12) months after approval by the Board, the Plan and any Awards granted under the Plan shall be null and void, with no further force or effect.

11.16      Governing Law.  Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and Agreements under the Plan, shall be governed by the laws of the State of Michigan, without regard to its conflict of law rules.

IN WITNESS WHEREOF, this TriMas Corporation 2006 Long Term Equity Incentive Plan has been executed on behalf of the Corporation on this the 1st day of November, 2006.

TRIMAS CORPORATION

		By:	/s/ Joshua A. Sherbin
Joshua A. Sherbin
		Its:	Secretary and General Counsel
BOARD APPROVAL:	11/01/06

SHAREHOLDER APPROVAL:	11/01/06